EXHIBIT 5.1

April 26, 2023

RE: Registration Statement on Form S-8 for Shares of Common Stock of The Boeing Company

Ladies and Gentlemen:

As Vice President, Assistant General Counsel and Corporate Secretary of The Boeing Company (the “Company”), I have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering up to an aggregate of 12,900,000 shares of common stock, $5.00 par value per share, of the Company (the “Shares”), all of which may be issued pursuant to The Boeing Company 2023 Incentive Stock Plan (the “Plan”).

I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as amended to date, the Company’s By-Laws as amended to date, the Plan and such resolutions of the Company’s Board of Directors and other documentation as I have deemed necessary for the purpose of this opinion.

Based on and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company in accordance with the terms of the Plan are duly authorized and will, upon the receipt of consideration therefore, be validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Cordially,

/s/ John C. Demers
John C. Demers
Vice President, Assistant General Counsel and Corporate Secretary